EXHIBIT 99.1
LendingClub Acquires $1 Billion Personal Loan Portfolio

Seasoned, Quality Portfolio to Support Growth in Recurring Revenue

SAN FRANCISCO, December 2, 2022 -- LendingClub Corporation (NYSE: LC) announced an agreement to acquire a $1.05 billion loan portfolio. The portfolio consists of personal loans that were originated through LendingClub’s marketplace and will support its growing revenue stream of recurring net interest income.

The personal loans were previously acquired by MUFG Union Bank and became available for purchase following U.S. Bancorp’s recently completed acquisition of MUFG Union Bank’s core regional banking franchise. The loans are currently being serviced by LendingClub and have a current outstanding principal weighted average FICO score of 729.

“LendingClub utilized its strong balance sheet to support marketplace liquidity while mitigating a slowdown in marketplace revenue by adding a high-quality loan portfolio that will generate attractive returns,” said Scott Sanborn, LendingClub’s CEO. “This portfolio was acquired through a competitive bidding process and exemplifies a mutually beneficial transaction.”

Expenses associated with the acquisition are expected to be approximately $4 million, primarily related to the derecognition of the associated servicing asset, which will be more than offset over time by interest income from the loan portfolio. Due to the short remaining duration of the acquired loan portfolio, LendingClub has elected to account for the held for investment loan portfolio under the fair value option, which will not require upfront credit loss provisioning under the Current Expected Credit Loss (CECL) methodology.

LendingClub expects the acquisition of the loan portfolio to be completed by the end of 2022.

About LendingClub

LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on more than 150 billion cells of data and over $80 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 4 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

Safe Harbor Statement

Some of the statements in this press release, including statements regarding future financial results and the timing, accounting and expected benefits of the acquisition of the loan portfolio from MUFG Union Bank, are "forward-looking statements." The words "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: the failure of the transaction with MUFG Union Bank to be completed; our ability to continue to attract and retain new and existing customers; competition; overall economic conditions; the regulatory environment; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled "Risk Factors" in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, as well as in our subsequent filings with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations

EXHIBIT 99.1
disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.